Exhibit 99.1

Par Pacific Announces Agreement to Sell Laramie Energy Assets

HOUSTON, August 25, 2026 – Par Pacific Holdings, Inc. (NYSE and NYSE Texas: PARR) (“Par Pacific” or the “Company”) announced today that Laramie Energy, LLC (“Laramie Energy” or the “Seller”), in which the Company owns a 46% non-controlling ownership interest, entered into a definitive agreement with a third-party purchaser (the “Purchaser”) to sell substantially all of its oil and gas assets to the Purchaser (the “Transaction”) for $485 million in cash (of which $60 million is payable on the fifth anniversary of the closing date), subject to working capital and other customary closing date adjustments. The Seller is also eligible to receive potential price-contingent earn-out payments from the Purchaser of up to an additional $65 million in the aggregate following the first through fifth anniversaries of the closing date.

In connection with the closing of the Transaction, net of Seller debt repayment and closing adjustments and fees, the Company (a) expects to receive approximately $146 million of the Transaction consideration (of which approximately $27.5 million is payable on the fifth anniversary of the closing date) and is eligible to receive up to approximately $30 million of the earn-out payments, and (b) will exit its investment in Laramie Energy.

The Transaction is expected to close by the end of 2026, subject to regulatory approvals and the satisfaction of customary closing conditions.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE and NYSE Texas: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates 219,000 bpd of combined refining capacity across four locations in Hawaii, the Pacific Northwest and the Rockies, and an extensive energy infrastructure network, including 13 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the Hele retail brand in Hawaii and the “nomnom” convenience store chain in the Pacific Northwest. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about the expected timing of the closing of the Transaction and other aspects of the Transaction. Forward-looking statements are subject to certain risks, trends and uncertainties, such as the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents that the Company files with the Securities and Exchange Commission. The Company cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should any of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this news release. Except as required by applicable law, the Company does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Ashimi Patel Vitter

VP, Investor Relations & Sustainability

(832) 916-3355

apatel@parpacific.com